CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Directors
XTI Aircraft Company

EKS&H LLLP hereby consent to the incorporation by reference in the Regulation A Offering Statement on form 1-A of our report dated October 30, 2015, with respect to the balance sheets of XTI Aircraft Company as of December 31, 2014 and 2013 and the related statements of operations, stockholder’s (deficit) equity and cash flows for the years then ended.

/S/ EKS&H LLLP

December 10, 2015
Denver, Colorado